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                                   EXHIBIT 11
                       BARNETT BANKS, INC. - CONSOLIDATED
             COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                     FOR THE TWELVE MONTHS ENDED DECEMBER 31

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                                                   1994                           1993                          1992
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                                                           FULLY                         FULLY                          FULLY
                                         PRIMARY          DILUTED        PRIMARY        DILUTED        PRIMARY         DILUTED
                                        ----------       ----------     ----------     ----------     ----------      ----------
Equivalent shares:
Average shares outstanding:             97,262,496       97,262,496     97,182,222     97,182,222     95,205,415      95,205,415

Additional shares due to:

Stock options                              784,227          784,227        960,690        960,690        575,923         899,370

Series A preferred stock                         0        3,773,600              0      3,773,600              0       3,773,600

Series B preferred stock                    34,468           34,468         40,205         40,205         60,426          60,426

Series C preferred stock                         0        2,911,340              0      2,911,340              0       2,911,340

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Total equivalent shares                 98,081,191      104,766,131     98,183,117    104,868,057     95,841,764     102,850,151
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Earnings per share:

Net income                                $487,971         $487,971       $420,994       $420,994       $207,656        $207,656

Less: Preferred stock dividends            (18,200)               0        (18,200)             0        (18,200)              0
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Adjusted net income                       $469,771         $487,971       $402,794       $420,994       $189,456        $207,656
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Total equivalent shares                 98,081,191      104,766,131     98,183,117    104,868,057     95,841,764     102,850,151

Earnings per share on net income             $4.79            $4.66          $4.10          $4.01          $1.97           $1.97
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